Exhibit 3.1

CERTIFICATE OF DETERMINATION

OF

SERIES B MANDATORILY CONVERTIBLE CUMULATIVE PERPETUAL
PREFERRED STOCK

AND

SERIES B-1 MANDATORILY CONVERTIBLE CUMULATIVE PERPETUAL
PREFERRED STOCK

OF

BRIDGE CAPITAL HOLDINGS

a California corporation

Pursuant to Section 401(a) of the
California General Corporation Law

We Daniel P. Myers, President and Chief Executive Officer, and Thomas A. Sa, Executive Vice President and Chief Financial Officer, of Bridge Capital Holdings, a corporation organized and existing under the laws of California (hereinafter called the “Company”), do hereby certify as follows:

1. On December 12, 2008 the Board of Directors of the Company adopted a resolution designating 131,901 shares of Preferred Stock as Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and 168,099 shares of Preferred Stock as Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock.

2. No shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and no shares of Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock have been issued.

3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution was duly adopted by the Board of Directors on December 12, 2008 creating two series of Preferred Stock, one designated as the Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and the second designated as the Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock:

“NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby establishes two series of Preferred Stock designated as (1) the “Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock,” consisting of 131,901 shares and (2) the “Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock,” consisting of 168,099 shares, each series of which have following rights, preferences, privileges and restrictions:

SERIES B AND SERIES B-1 PREFERRED STOCK:

Section 1.    Designation.  There are hereby created out of the authorized and unissued shares of preferred stock of the Company two series of preferred stock, one designated as the “Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”) and the second designated as the “Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock” (the “Series B-1 Preferred Stock”) (together, the Series B Preferred Stock and the Series B-1 Preferred Stock are referred to as the “Combined Preferred Stock”).  The number of shares constituting the Series B Preferred Stock shall be 131,901, no par value per share.  The number of shares constituting the Series B-1 Preferred Stock shall be 168,099, no par value per share.

Section 2.    Ranking.  The Combined Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) junior to any Series C Fixed Rate Cumulative Perpetual Preferred Stock (the “Series C Preferred Stock”), (ii) on a parity with each other and with each other class or series of preferred stock established after the Effective Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Combined Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”) and (iii) senior to the Company’s common stock (the “Common Stock”), the Series A Junior Preferred Stock and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Combined Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”).

The Company has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders; provided however, that, until such time as all of the Series B Preferred Stock have been converted into shares of Common Stock, the Company shall not, without the prior written consent of the Series B Holders owning at least 50.1% of the then outstanding Series B Preferred Stock, create, authorize or designate any preferred stock of any class or series having any designations, preferences, relative, participating, optional or other rights ranking senior to or on parity with those of the Series B Preferred Stock. except for the Series C Preferred Stock; provided further, that, until such time as all of the Series B-1 Preferred Stock have been converted into shares of Common Stock, the Company shall not, without the prior written consent of the Series B-1 Holders owning at least 50.1% of the then outstanding Series B-1 Preferred Stock create, authorize or designate any preferred stock of any class or series having any designations, preferences, relative, participating, optional or other rights ranking senior to or on parity with those of the Series B-1 Preferred Stock, except for the Series C Preferred Stock.

Section 3.    Definitions.  The following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, and as supplemented by this Certificate of Determination, and as it may be further amended or supplemented.

“Beneficially Own” and its correlatives have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in California are generally required or authorized by law to be closed.

“Certificate of Determination” means this Certificate of Determination of the Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and the Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Global Select Market on such date.  If the Common Stock is not traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the Nasdaq Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Global Select Market shall govern.

“Combined Preferred Stock” has the meaning set forth in Section 1.

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Equivalent” means any security that directly or indirectly is convertible into, or exercisable for, shares of Common Stock.

“Company” means Bridge Capital Holdings, a corporation organized and existing under the laws of the state of California.

“Conversion Approvals” means the collective reference to the Shareholder Approval and the Regulatory Approvals.

“Conversion Cap Condition” means that if a Shareholder Approval Date has not occurred, shares of Series B Preferred Stock may not directly or indirectly convert into shares of Common Stock of the Company if such conversion would result in (a) the aggregate voting power of all Series B Preferred Stock outstanding plus Common Stock issued pursuant to the direct or indirect conversion of shares of Series B Preferred Stock exceeding (b) the voting power of 19.99% of the Common Stock outstanding as of the Effective Date.

“Conversion Price” means for each of the Series B Preferred Stock and the Series B-1 Preferred Stock, the Stated Price Per Share, as adjusted pursuant to the terms set forth herein.

“Current Market Price Condition” means if, on any applicable date, including any conversion date of Combined Preferred Stock into Common Stock or any Dividend Payment Date of the Combined Preferred Stock, the Twenty Day Trailing Closing Price Per Share is such that each share of Series B and Series B-1 Preferred Stock, if converted, would convert into the number of shares of Common Stock that, in the aggregate and based on such Twenty Day Trailing Closing Price Per Share, would have a value equal to or greater than the Purchase Price Per Share.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” means each period from, and including, a Dividend Payment Date (or with respect to the first Dividend Period for each respective share of Combined Preferred Stock, the original issuance date) to, but excluding, the following Dividend Payment Date.

“Effective Date” means the date on which shares of the Series B Preferred Stock and Series B-1 Preferred Stock are first issued.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Property” has the meaning set forth in Section 11(a).

“First Dividend Payment Date” has the meaning set forth in Section 4(a).

“First Full Conversion Date” has the meaning set forth in Section 8(c).

 “Full Conversion Date” means, with respect to the Combined Preferred Stock of any Holder, the date the Company and such Holder, as applicable, have received all Conversion Approvals necessary to permit such Holder to convert such shares of Combined Preferred Stock into authorized Common Stock without such conversion resulting in a Violation.

“Fundamental Change” means the occurrence, after the Effective Date and prior to the Mandatory Conversion Date, of the events set forth in any one of the following paragraphs:

(i)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (a), (b) or (c) of paragraph (iii) below;

(ii)           within any twenty-four (24) month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors:  individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)           there is consummated a merger, consolidation of the Company, or any direct or indirect subsidiary of the Company with any other corporation or any recapitalization of the Company (for purposes of this paragraph (iii), a “Business Event”) unless, immediately following such Business Event (a) the directors of the Company immediately prior to such Business Event continue to constitute at least a majority of the Board of Directors of the Company, the surviving entity, or any parent thereof, (b) the voting securities of the Company outstanding immediately prior to such Business Event continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Business Event, and (c) in the event of a recapitalization, no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity or any parent thereof (except to the extent such ownership existed prior to the Business Event);

(iv)           the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company;

(v)           there is consummated an agreement for the sale, disposition, or long-term lease by the Company of substantially all of the Company’s assets, other than (a) such a sale, disposition or lease to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition or

(vi)           the distribution directly to the Company’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more subsidiaries of the Company that represent substantially all of the Company’s assets; or

(vii)           any other event that the Board of Directors, in its sole discretion, determines to be a Fundamental Change.

Notwithstanding the foregoing, a “Fundamental Change” under clauses (i) through (v) above shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions.

“Holder” means a Series B Holder or Series B-1 Holder.

“Junior Securities” has the meaning set forth in Section 2.

“Liquidation Preference” means, as to the Series B and Series B-1 Preferred Stock, the sum of (i) the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization), plus (ii) the amount of all accrued but unpaid dividends thereon, whether or not declared, together with any other dividends declared but unpaid in respect of such share to the date fixed for distribution.

“Parity Securities” has the meaning set forth in Section 2.

“Per Share Price” means, with respect to any issuance of any class or series of Common Stock Equivalent, (A) the aggregate purchase price, including any exercise price (net of any brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, but excluding expense reimbursements and underwriting discounts, fees or commissions), paid or payable for such Common Stock Equivalents in such issuance, divided by (B) the number of shares of Common Stock into which all such Common Stock Equivalents would be converted if they were so converted immediately following such issuance.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Certificate” has the meaning set forth in Section 17(a).

 “Purchase Price Per Share” means One Hundred Dollars ($100.00).

“Quarterly Dividends” has the meaning set forth in Section 4(a).

“Record Date” has the meaning set forth in Section 4(b).

“Regulatory Approvals” means, with respect to any Holder, the receipt of approvals and authorizations of, filings and registrations with or notifications to, each only to the extent applicable and required, permit such Holder to acquire such Holder’s shares of Combined Preferred Stock, including the situation when the springing voting rights of the Combined Preferred Stock described in Section 12 are effective and to own the Combined Preferred Stock at that time without such Holder being in violation of applicable law, and to convert such Holder’s shares of Combined Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, including, without limitation, certification as a bank holding company by the United States Federal Reserve System, appropriate regulatory approvals by the Office of the Comptroller of the Currency and any other appropriate regulatory approvals.

“Reorganization Event” has the meaning set forth in Section 11(a).

“Rights Agreement” means that certain Rights Agreement dated as of August 21, 2008, by and between the Company and American Stock Transfer &Trust Company, LLC.

“Series A Junior Preferred Stock” means the shares of the Company’s Series A Junior Participating Preferred Stock, no par value, reserved for issuance pursuant to the Rights Agreement.

“Series B Holder” means the record holder of shares of the Series B Preferred Stock, which record holder may be treated by the Company as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Series B Preferred Stock” has the meaning set forth in Section 1.

 “Series B Quarterly Dividends” has the meaning set forth in Section 4(a).

“Series B-1 Holder” means the record holder of shares of the Series B-1 Preferred Stock, which record holder may be treated by the Company as the absolute owner of the shares of Series B-1 Preferred Stock for the purpose of making payment and for all other purposes.

“Series B-1 Preferred Stock” has the meaning set forth in Section 1.

“Series B-1 Quarterly Dividends” has the meaning set forth in Section 4(a).

“Series C Preferred Stock” has the meaning set forth in Section 2.

“Shareholder Approval” means the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote, as required by Rule 4350 of the Nasdaq Marketplace Rules, to approve the issuance of the Common Stock, issuable upon conversion of the Combined Preferred Stock issued in connection with the Stock Purchase Agreement and to approve the springing voting rights of the Combined Preferred Stock described in Section 12.

“Shareholder Approval Date” means the date on which the Shareholder Approval is obtained by the Company, provided the Shareholder Approval Date can never occur and be valid pursuant to the terms of this Certificate of Determination after a Shareholder Disapproval Date has occurred.

“Shareholder Disapproval” means the Company has held one shareholder meeting to obtain Shareholder Approval, and at that meeting, the Company failed to obtain Shareholder Approval and has not adjourned such meeting to solicit additional proxies.  For the avoidance of doubt, the Company has the authority to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the meeting to obtain the Shareholder Approval, and when the meeting is re-adjourned and finally held, then the Company will be deemed to have held one shareholder meeting; provided, however, that the maximum amount of time between the date of the first scheduled shareholder meeting, any successive adjournments and the final meeting may be no longer than 45 calendar days and if the time period is longer than that, then the Company will be deemed to have held one shareholder meeting..

“Shareholder Disapproval Date” means the date, if any, on which the Shareholder Disapproval occurs.

“Spin-Off” means a transaction in which the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit of the Company.

 “Stated Price Per Share” means Ten Dollars ($10.00) per share of Series B Preferred Stock and Series B-1 Preferred Stock as adjusted pursuant to the terms set forth herein.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of December 4, 2008, as amended, by and among the Company, Carpenter Community BancFund, LP, Carpenter Community BancFund-A, LP and Carpenter Community BancFund-CA, LP.

“Trading Day” means a day on which the shares of Common Stock:

(i)           are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)           have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Triple Liquidation Preference” means, as to the Series B and Series B-1 Preferred Stock, an amount equal to three times the Liquidation Preference (as defined above).

“Twenty Day Trailing Closing Price Per Share” means the average of the daily Closing Price per share of the Common Stock of each of the twenty consecutive Trading Days preceding the date in question.

“Violation” means any of the following circumstances resulting from any conversion of Combined Preferred Stock:  a violation of the shareholder approval requirements of Rule 4350 of the Nasdaq Marketplace Rules, or a violation of any rules or regulations of the United States Federal Reserve System or the Office of the Comptroller of the Currency.

Section 4.    Dividends and Repurchases.

(a)           Quarterly Dividend.  Holders of Series B Preferred Stock shall be entitled to receive cumulative cash dividends, payable when and as declared by the Board of Directors, but only out of assets legally available therefore, at an annual rate of 10% on the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization or the like) (the “Series B Quarterly Dividends”).  Holders of Series B-1 Preferred Stock shall be entitled to receive cumulative cash dividends payable when and as declared by the Board of Directors, but only out of assets legally available therefore, at an annual rate of 10% on the Purchase Price Per Share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization or the like) (the “Series B-1 Quarterly Dividends” and, together with the Series B Quarterly Dividends, the “Quarterly Dividends”).  Quarterly Dividends are cumulative and shall accrue on each share of Combined Preferred Stock (and the amount of any accrued and unpaid cash dividends for any prior Dividend Period on such share of Combined Preferred Stock, if any) during each Dividend Period, whether or not declared and shall compound on each subsequent Dividend Payment Date (i.e. no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date).  Subject to the foregoing, Quarterly Dividends shall be payable in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”), commencing as of April 15, 2009 (the “First Dividend Payment Date”).  If a Dividend Payment Date falls on a day that is not a Business Day, the Quarterly Dividends shall be paid on the next Business Day as if it were paid on the Dividend Payment Date, and no interest or other amount shall accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid.  If (i) the Shareholder Approval Date has occurred, and (ii) accrued Quarterly Dividends (including, if applicable dividends on such amount) on each share of Combined Preferred Stock are not declared and paid by the Board of Directors for four or more consecutive Dividend Payment Dates, then each Holder has the right to elect that such accrued and unpaid dividends be payable in shares of Common Stock equivalent in number to the amount of shares the accrued and unpaid cash dividends could purchase on the applicable Dividend Payment Date based on the Closing Price; provided, however, that cash may be issued solely in lieu of fractional shares.  Notwithstanding the foregoing, at any date on or after January 15, 2010 through June 30, 2010, if (i) all accrued Quarterly Dividends (including, if applicable, dividends on such amount) on the Combined Preferred Stock are paid in full as of such date, (ii) the Current Market Price Condition has been satisfied as of such date, and (iii) the Conversion Approvals have been received, then the Company has the option to declare and fully pay Quarterly Dividends on the Combined Preferred Stock that would otherwise accrue on the Combined Preferred Stock through June 30, 2010 (the “Prepaid Dividends”), and if the Company declares and pays in full the Prepaid Dividends, then Quarterly Dividends shall cease to accrue on the Combined Preferred Stock from the payment date of the Prepaid Dividends through June 30, 2010.

(b)           Record Date.  Quarterly Dividends declared by the Board of Directors shall be payable to the Holders of record, as applicable, as they appear on the Company’s stock register at the close of business on the first day of the month in which the relevant Dividend Payment Date occurs (the “Record Date”).  The Record Date shall apply regardless of whether any particular Record Date is a Business Day.

(c)           Computation.  Quarterly Dividends shall be computed on a 360/360 basis.

(d)           Cumulative Dividends.  Subject to Section 4(g) and the last sentence of Section 4(a), dividends on the Combined Preferred Stock shall be cumulative; in the event and to the extent that the Company fail to pay the Quarterly Dividends on the Combined Preferred Stock (and regardless whether the Board of Directors shall have declared such dividends), the amount of the unpaid dividends shall cumulate in successive periods, until paid in full.

(e)           Actions Allowed.  If Quarterly Dividends on all outstanding shares of the Combined Preferred Stock for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) dividends on such amount) have not been authorized, declared, and paid or set aside for payment or, if applicable, pre-paid through June 30, 2010 as described in Section 4(a), the Company shall not declare or pay dividends with respect to, or redeem purchase or acquire any Parity Securities or Junior Securities during the next succeeding Dividend Period, other than:

(i)           any declaration of a dividend in connection with any shareholders’ rights plan, including with respect to the Series A Junior Preferred Stock or any successor shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan,

(ii)           redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, or

(iii)           conversions into or exchanges for other Junior Securities or Parity Securities and cash solely in lieu of fractional shares of the Junior Securities or Parity Securities.

If accrued Quarterly Dividends (including, if applicable as provided in Section 4(a) dividends on such amount) for any Dividend Payment Date are not paid in full on the outstanding shares of the Combined Preferred Stock and there are issued and outstanding shares of Parity Securities then all dividends declared on shares of the Combined Preferred Stock and such Parity Securities shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Combined Preferred Stock (including, if applicable as provided in Section 4(a) above, dividends on such amount) and on all such Parity Securities otherwise payable (subject to their having been authorized by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(f)           Dividend Preference.  If all accrued Quarterly Dividends (including, if applicable, dividends on such amount) on the Combined Preferred Stock are paid in full as of such date, then the Board of Directors may declare and pay a cash dividend in respect of any shares of Common Stock, as long as the Board of Directors shall declare and pay to the Holders of the Combined Preferred Stock a cash dividend in an amount per share of Combined Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which a share of Combined Preferred Stock would then be convertible, assuming receipt of Conversion Approvals.  Dividends payable to the Holders pursuant to this Section 4(f) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(f) are paid at the same time in respect of the Combined Preferred Stock.

(g)           Dividend Cessation.  If, by June 30, 2010, any Holder has not received from the Federal Reserve System any required approvals for conversion of the Combined Preferred Stock to Common Stock and all other conditions for the conversion of the Combined Preferred Stock into Common Stock have been met, then additional Quarterly Dividends shall cease to accrue on the Combined Preferred Stock; provided, however, that the Combined Preferred Stock would otherwise continue to be convertible under the terms of this Certificate of Determination.

Section 5.    Liquidation.

(a)           Liquidation Preference.  In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, subject to the rights of the Series C Preferred Stock, the Holders at the time shall be entitled to receive liquidating distributions in the amount of the Triple Liquidation Preference per share of Combined Preferred Stock, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities.  Subject to the California General Corporation Law and other applicable law, after payment of the full amount of such liquidating distributions, Holders of the Combined Preferred Stock shall be entitled to participate in any further distribution of the remaining assets of the Company as if each share of Combined Preferred Stock had been converted, immediately prior to such liquidating distributions, into the number of shares of Common Stock equal to the Liquidation Preference divided by the Applicable Conversion Price.

(b)           Insufficient Assets or Proceeds to Pay the Liquidation Preference.  In the event the assets of the Company, or proceeds thereof, available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Combined Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders of Combined Preferred Stock and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           Transactions not Deemed a Liquidation.  The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6.    Maturity.  The Combined Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Determination.

Section 7.    Redemptions.  The Combined Preferred Stock shall not be redeemable either at the Company’s option or at the option of the Holders at any time.

Section 8.    Conversion.

(a)           General.  The Series B Preferred Stock partially or fully converts into Common Stock as described in this Section 8.  The Series B-1 Preferred Stock shall either partially or fully convert into Common Stock as described in this Section 8.

The number of shares of Common Stock into which a share of Combined Preferred Stock shall potentially be convertible (subject to any limitations set forth in this Section 8) shall be determined by dividing (a) the Liquidation Preference by (b) the Applicable Conversion Price, plus any cash paid in lieu of fractional shares in accordance with Section 13.

The conversion procedures are set forth in Section 9.

(b)           Holder Optional Conversion.  After the first to occur of a Shareholder Approval Date or a Shareholder Disapproval Date, then as of the first Business Day following such date, each Series B Holder has the sole discretion, at any time and from time to time, to elect to convert any of its shares of Series B Preferred Stock into shares of Common Stock at the conversion rate set forth in Section 8(a), provided that the maximum number of shares of Series B Preferred Stock that the Holder may elect to convert at any time pursuant to this Section 8(b) is limited to the maximum number of such shares that may be converted without violating the Conversion Cap Condition or causing a Violation to occur and the remaining shares of Series B Preferred Stock will remain outstanding.  After a Full Conversion Date occurs, then as of the first Business Day following such date, each Series B-1 Holder has the sole discretion, at any time and from time to time, to elect to convert any of its shares of Series B-1 Preferred Stock into shares of Common Stock at the conversion rate set forth in Section 8(a).  Notwithstanding anything to the contrary, the elections described in this Section 8(b) expire upon the full mandatory conversion of the Combined Preferred Stock under Sections 8(c) or 8(d).

(c)           Full Conversion.  Notwithstanding any other provision of this Section 8, if the Full Conversion Date occurs, then as of the first Business Day following the later of the (i) Full Conversion Date or (ii) June 30, 2010 (such later date described in subparagraphs (i) and (ii) hereof is referred to as the “First Full Conversion Date”), each share of Series B Preferred Stock and Series B-1 Preferred Stock shall automatically convert into shares of Common Stock at the conversion rate set forth in Section 8(a); provided, however, that if the Current Market Price Condition has not been satisfied as of the First Full Conversion Date, then each share of Series B Preferred Stock and Series B-1 Preferred Stock shall remain outstanding and a new full conversion date shall be scheduled to the date that is 6 months thereafter, and will continue to be scheduled in 6-month intervals until the Current Market Price Condition is satisfied as of the earliest succeeding 6-month date, at which date, each share of Series B Preferred Stock and Series B-1 Preferred Stock shall automatically convert into shares of Common Stock at the conversion rate set forth in Section 8(a).  Notwithstanding anything to the contrary in this Section 8, in the event of Shareholder Disapproval, there shall be no conversion of shares of Combined Preferred Stock into shares Common Stock unless so elected by the Holder thereof pursuant to Section 8(b).

(d)           Company Optional Full Conversion.  During any 6-month conversion period subsequent to the First Full Conversion Date as described in Section 8(c), if the Current Market Price Condition is satisfied on any date during such period, then the Company has the option to convert each share of Series B Preferred Stock and Series B-1 Preferred Stock into shares of Common Stock at the conversion rate set forth in Section 8(a) as long as all accrued Quarterly Dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) are paid prior to conversion and the Board of Directors declares and fully pays Quarterly Dividends that would have accrued though the date of conversion.  In addition, at any date on or after January 15, 2010 through June 30, 2010, if (i) the Full Conversion Date has occurred, (ii) all accrued Quarterly Dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) have been paid in full on the Combined Preferred Stock, (iii) the Current Market Price Condition has been satisfied as of such date, and (iv) the Company declares and fully pays Quarterly Dividends that would have accrued through the date of conversion, then the Company has the option to convert each share of Series B Preferred Stock and Series B-1 Preferred Stock into shares of Common Stock at the conversion rate set forth in Section 8(a).

Section 9.    Conversion Procedures.

(a)           Conversion Notice.  Upon occurrence of a Shareholder Disapproval Date, a Shareholder Approval Date, a Full Conversion Date or another conversion date described in Section 8 with respect to shares of any Holder, the Company shall provide notice of conversion election rights or full conversion to such Holder.  In addition to any information required by applicable law or regulation, such notice with respect to such Holder shall state, as appropriate:

(i)           the conversion date applicable to such Holder;

(ii)           the number of shares of Common Stock to be issued upon conversion of each share of Combined Preferred Stock held of record by such Holder and subject to such mandatory conversion;

(iii)           if the Holder has the election right described in Section 8(b), information about how the Holder shall give written notice to the Company about electing to convert the shares of Combined Preferred Stock into Common Stock; and

(iv)           the place or places where certificates for shares of Combined Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b)           Optional Conversion.  If a Holder has the election right described in Section 8(b), at any time and from time to time, such Holder may give written notice to the Company that such Holder elects to convert any of its shares of the Combined Preferred Stock into Common Stock and, after receiving any applicable information required by applicable law or regulation, the Company shall as soon as practicable thereafter issue and deliver a certificate for such shares of Common Stock as the Holder is entitled.

(c)           Pro Rata Conversion.  In the event that a Full Conversion Date occurs and some, but not all, of the Conversion Approvals applicable to a particular Holder are obtained, such that the Full Conversion Date shall have occurred with respect to some, but not all, of the shares of Combined Preferred Stock held by such Holder, such Holder shall be entitled to select the shares to be surrendered pursuant to this Section 9 such that, after such surrender, the Holder no longer holds shares of Combined Preferred Stock as to which the Full Conversion Date shall have occurred.  In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after delivery of the conversion notice, the Company shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.

(d)           Effect of Conversion on Combined Preferred Stock.  Effective immediately prior to the close of business on a conversion date with respect any share of Combined Preferred Stock into Common Stock, dividends shall no longer be declared on any such converted share of Combined Preferred Stock and such share of Combined Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13, as applicable.  Prior to the close of business on any conversion date with respect to any share of Combined Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Combined Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Combined Preferred Stock except as otherwise provided herein.

(e)           Status of Converted Stock.  Shares of Combined Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Company, will resume the status of authorized and unissued Combined Preferred Stock, undesignated and, after all shares of Combined Preferred Stock have been converted in full into Common Stock, available for future issuance.  The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Combined Preferred Stock.

(f)           Treatment of Record Holder.  The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Combined Preferred Stock shall be treated for all purposes as the record holders of such shares of Common Stock and/or securities as of the close of business on the applicable conversion date with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Combined Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(g)           Surrender of Certificates.  On any Combined Preferred Stock conversion date, certificates representing shares of Common Stock shall be issued and delivered, or evidence of book-entry record ownership of the Common Stock delivered, to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Combined Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10.    Adjustments to Conversion Price for Dilutive Issuances.

(a)           Except as provided in Section 10(c), the Conversion Price is subject to the following adjustments.

(i)           Common Stock Dividends and Distributions.  In the event the Company at any time or from time to time after the Effective Date issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event the Conversion Price will be reduced, concurrently with such issuance or, in the event such record date is fixed, as of the close of business on such record date, to a price equal to such Conversion Price in effect immediately prior to such reduction multiplying by a fraction:

(A)           the numerator of which equals the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B)           the denominator of which equals (1) the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus (2) the number of shares of Common Stock issuable in payment of such dividend or distribution.

In the event that such dividend or distribution described in this clause (i) is not paid in full or made in full, the Conversion Price shall be readjusted, effective as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this clause (i) to reflect the actual payment of such dividend or distribution.

(ii)           Subdivisions, Combinations or Consolidations of the Common Stock.  In the event the Company at any time or from time to time after the Effective Date subdivides, splits or combines the shares of Common Stock, then in each such event the Conversion Price will be adjusted, concurrently with such subdivision, split or combination, to a price equal to such Conversion Price in effect immediately prior to such subdivision, split or combination multiplied by a fraction:

(A)           the numerator of which equals the number of shares of Common Stock issued and outstanding immediately prior to the effective date of such subdivision, split or combination; and

(B)           the denominator of which equals the number of shares of Common Stock issued and outstanding immediately after the opening of business on the effective date of such subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company.  If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii)           Issuance of Common Stock and Common Stock Equivalents.  In the event the Company at any time or from time to time after the Effective Date issues any share of Common Stock or any Common Stock Equivalent for no consideration or at a Per Share Price less than the Conversion Price in effect immediately prior to such issuance (a “Dilutive Issuance”), then in each such event the Conversion Price will be reduced, concurrently with such Dilutive Issuance, to a price equal to such Conversion Price in effect immediately prior to such Dilutive Issuance multiplied by a fraction:

(A)           the numerator of which is equal to (1) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus (2) the number of shares of Common Stock that the aggregate consideration received by the Company in connection with such Dilutive Issuance would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

(B)           the denominator of which is equal to (1) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus (2) the number of shares of Common Stock issued in connection with such Dilutive Issuance, if any, plus (3) the number of shares of Common Stock issuable upon full exercise or conversion of the Common Stock Equivalents (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issued in connection with such Dilutive Issuance, if any.

(iv)           Debt or Asset Distributions.  In the event the Company at any time or from time to time after the Effective Date distributes to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 10), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights (excluding Common Stock Equivalents), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, in exchange for consideration in an amount less than the fair market value of the property so distributed, then in each such event the Conversion Price in effect immediately prior to such distribution will be reduced, concurrently with such distribution, to a price equal to such Conversion Price in effect immediately prior to such distribution multiplied by a fraction:

(A)           the numerator of which is equal to (1) the fair market value per share of Common Stock on such date minus (2) the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board of Directors; and

(B)           the denominator of which is equal to the fair market value per share of Common Stock on such date.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.

(v)           Cash Distributions.  In the event the Company at any time or from time to time after the Effective Date makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (1) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Combined Preferred Stock pursuant to Section 4(f), (2) any cash that is distributed in a Reorganization Event or as part of a Spin-Off, (3) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and (4) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each such event the Conversion Price in effect immediately prior to such distribution will be reduced, concurrently with such distribution, to a price equal to such Conversion Price in effect immediately prior to such distribution multiplied by a fraction:

(A)           the numerator of which is equal to (1) the Closing Price per share of Common Stock on the Trading Day immediately preceding such distribution minus (2) the amount per share of Common Stock of the distribution; and

(B)           the denominator of which is equal to the Closing Price per share of Common Stock on the Trading Day immediately preceding such distribution.

In the event that such distribution described in this clause (v) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such distribution, to the Conversion Price that would then be in effect if such distribution had not been declared.

(vi)           Self Tender Offers and Exchange Offers.  In the event that at any time or from time to time the Company or any of its subsidiaries successfully completes a tender or exchange offer for Common Stock, but only where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

(A)           the numerator of which is equal to (1) the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer multiplied by (2) the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer (including any shares validly tendered and not withdrawn); and

(B)           the denominator of which is equal to (1) the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors, plus (2) the product of that number which is equal to (i) the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer multiplied by (ii) the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

If the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(vii)           Rights Plans.  To the extent that the Company has a rights plan in effect with respect to the Common Stock upon any conversion date with respect to the conversion of Combined Preferred Stock into Common Stock described in Section 8, then upon any such conversion of shares of the Combined Preferred Stock into Common Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan; provided, however, that if the rights have separated from the shares of Common Stock before the applicable conversion date, then the Conversion Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)           The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)           (i)           All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that upon any conversion of Combined Preferred Stock to Common Stock pursuant to Section 8(b), 8(c) or 8(e), adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)           The Applicable Conversion Price shall not be adjusted:

(A)           upon the issuance of any Series C Preferred Stock and related warrants to the U.S. Treasury or its designee pursuant to the Emergency Economic Stabilization Act or any shares of Common Stock issued upon exercise of such warrants;

(B)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(C)           upon the issuance of up to 426,984 shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

(D)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date;

(E)           for a change in the par value or no par value of Common Stock;

(F)           for accrued and unpaid dividends on the Combined Preferred Stock;

(G)           upon the payment of any dividend on the Combined Preferred Stock, whether in the form of cash or shares of Common Stock;

(H)           upon the issuance of Common Stock upon the conversion of any of the Combined Preferred Stock into Common Stock; or

(I)           upon the issuance of securities pursuant to the Stock Purchase Agreement.

(d)           Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall:  (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c)(i); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the one cent threshold set forth in Section 10(c) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.    Reorganization Events.

(a)           Reorganization Events.  In the event of:

(i)           any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii)           any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii)           any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)           any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Combined Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, remain outstanding but shall become convertible, at the option of the Holders, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Combined Preferred Stock would then be convertible (and assuming for purposes of this calculation, the receipt on the date such option is exercised of all Conversion Approvals) (such securities, cash and other property, the “Exchange Property”); provided, however, that if the Reorganization Event provides that each share of Common Stock shall receive Exchange Consideration in an amount such that each share of Combined Preferred Stock would convert into, or receive consideration, that in the aggregate would be less than the Purchase Price Per Share, then notwithstanding the foregoing sentence, each share of Combined Preferred Stock shall be entitled to receive that amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock that will receive consideration equivalent to the Liquidation Preference.

(b)           Reorganization Event Consideration.  In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Combined Preferred Stock shall be determined in accordance with the terms of Section 8 based on the Applicable Conversion Price in effect on the date immediately prior to such Reorganization Event; provided, however, that if the Reorganization Event provides that each share of Common Stock shall receive consideration in an amount such that each share of Combined Preferred Stock, would convert into, or receive consideration, that in the aggregate would be less than the Purchase Price Per Share, then notwithstanding the foregoing sentence, each share of Combined Preferred Stock shall be entitled to receive that amount of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock that will receive consideration equivalent to the Liquidation Preference.

(c)           Successive Reorganization Events.  The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)           Reorganization Notice.  The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section 11.

(e)           Fundamental Change.  Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Determination, in the event of any Fundamental Change that results from or in an agreement with any Person that constitutes a Fundamental Change and pursuant to which the Common Stock will be converted into or becomes entitled to receive cash, securities or other property or rights, such agreement must provide that either (i) the Series B Holders and the Series B-1 Holders shall receive, on an as-converted basis, effective immediately prior to the event constituting consummation of such Fundamental Change so as to be entitled to participate therein, the securities, cash and other property or rights receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party or (ii) that each share of Series B and Series B-1 Preferred Stock shall be converted into the number of shares of Common Stock equal to the Liquidation Preference divided by the Applicable Conversion Price.

Section 12.    Voting Rights.

(a)           Series B Preferred Stock.  Series B Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in Section 2 and this Section 12; provided, however, that each Series B Holder will be entitled to voting rights as described in this Section 12(a).  Upon the first to occur of a Shareholder Disapproval Date or a Shareholder Approval Date, (i) if all Regulatory Approvals have not been received, then as of the first Business Day following such date, each Series B Holder will thereafter be entitled to 2 and 1/2 votes for each share of Series B Preferred Stock held as of the applicable date, or (ii) if all Regulatory Approvals have been received, then as of the first Business Day following such date (or if the Regulatory Approvals are received after the Shareholder Disapproval Date or Shareholder Approval Date, then on the first Business Day following the date such Regulatory Approvals are received), each Series B Holder will thereafter be entitled to 10 votes for each share of Series B Preferred Stock held as of the applicable date, on any matter that is submitted to a vote or for the consent of the shareholders of the Company, and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

(b)           Series B-1 Preferred Stock.  Series B-1 Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in Section 2 and this Section 12; provided, however, that upon the Full Conversion Date, then as of the first Business Day following such date, each Series B-1 Holder will thereafter be entitled to ten votes for each share of Series B-1 Preferred Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Company, and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Company and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

(c)           Protective Provisions.  So long as any shares of Combined Preferred Stock are outstanding, the vote or consent of the holders of a majority of the voting power represented by the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate Liquidation Preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Articles of Incorporation (including this Certificate of Determination) that would increase or decrease the aggregate authorized shares of Series B or Series B-1 Preferred Stock or any Parity Security, increase or decrease the par value of the Series B or Series B-1 Preferred Stock or any Parity Security or alter or change the powers, preferences or special rights of the Series B or Series B-1 Preferred Stock or any Parity Security so as to affect them adversely.  If an amendment, alteration or repeal described above would adversely affect one or more but not all series of Combined Preferred Stock with like voting rights (including the Series B or Series B-1 Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock unless the vote of the other series of preferred stock is required by law.

(d)           Combined Preferred Stock Conversion.  Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Combined Preferred Stock shall have been converted into shares of Common Stock.

Section 13.    Fractional Shares.

(a)           No fractional shares of Common Stock will be issued as a result of any conversion of shares of Combined Preferred Stock.

(b)           In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Company shall pay an amount in cash (computed to the nearest cent) upon conversion to Common Stock equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the conversion date.

(c)           If more than one share of Combined Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Combined Preferred Stock so surrendered.

Section 14.    Reservation of Common Stock.

(a)           Common Stock Issuable on Conversion of Combined Preferred Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of the Series B Preferred Stock as provided in this Certificate of Determination, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Stated Price Per Share.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for issuance upon the conversion of shares of Series B-1 Preferred Stock as provided in this Certificate of Determination, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B-1 Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Stated Price Per Share.  For purposes of this Section 14(b), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Combined Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.  The Company shall not issue capital stock at a price that would require the Conversion Price of the Combined Preferred Stock to be reduced (pursuant to the provisions of Section 10 hereof) to a price that would require the Company to issue shares of Common Stock upon the conversion of the Combined Preferred Stock in excess of the then authorized but unissued shares of Common Stock.

(b)           Authorization.  All shares of Common Stock delivered upon conversion of the Combined Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           Compliance with Law.  Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Combined Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations with respect to each Holder thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 15.    Replacement Certificates.

(a)           The Company shall replace any mutilated stock certificate at the Holder’s expense upon surrender of that stock certificate to the Company.  The Company shall replace stock certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

(b)           The Company shall not be required to issue any stock certificates representing the Combined Preferred Stock one business days following the full conversion of the Combined Preferred Stock into Common Stock as provided in Section 8(c) or 8(d).  In place of the delivery of a replacement certificate following such date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock (or evidence of book-entry record ownership of such Common Stock) pursuant to the terms of the Combined Preferred Stock formerly evidenced by the certificate.

Section 16.    No Impairment.  The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Combined Preferred Stock against dilution or other impairment as provided herein.

Section 17.    Form and Transfer Restrictions.

(a)           Form.  Certificates representing the Series B and Series B-1 Preferred Stock (each a “Preferred Certificate”), shall be issued to Holders at their request.  Each Preferred Certificate shall include a reference incorporating the terms of this Certificate of Determination. In addition, the Preferred Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b)           Transfer Restriction.  The Combined Preferred Stock may only be transferred (i) to an affiliate of the initial investor or an affiliate of the Company, (ii) in a widespread public distribution, (ii) in transfers in which no transferee would receive 2% or more of the class or (iv) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the original investor.  The Series B Preferred Stock will be subject to these transfer restrictions until the first to occur of a Shareholder Approval Date or a Shareholder Disapproval Date.  The Series B-1 Preferred Stock will be subject to these transfer restrictions until a Full Conversion Date.

Section 18.    Miscellaneous.

(a)           All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Company, to its office at 55 Almaden Boulevard, Suite 200, San Jose, California, Attention: Chief Financial Officer, or (ii) if to a Holder, to the address or facsimile number appearing on the Company’s shareholder records or such other address or facsimile number as such Holder may provide to the Company in accordance with this Section 18.

(b)           The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Combined Preferred Stock or shares of Common Stock or other securities issued on account of Combined Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, Series B-1 Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Combined Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

4. We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 15. 2008		/s/Daniel P Myers
	Name:	Daniel P. Myers
	Its:	Chief Executive Officer

Date: December 15. 2008		/s/ Thomas A. Sa
	Name:	Thomas A. Sa
	Its:	Chief Financial Officer